Filed pursuant to Rule 424(b)(3)

REGISTRATION NO. 333-132286

SUPPLEMENT NO. 4

(To Prospectus Supplement Dated November 9, 2006

To Prospectus Dated March 8, 2006)

$2,500,000,000 0.125% Convertible Senior Notes due 2011

$2,500,000,000 0.375% Convertible Senior Notes due 2013

This supplement no. 4 supplements our prospectus supplement dated November 9, 2006 to our prospectus dated March 8, 2006 relating to the resale from time to time by certain selling security holders of up to $2,500,000,000 principal amount of 0.125% Convertible Senior Notes due 2011 (the “2011 notes”) and $2,500,000,000 principal amount of 0.375% Convertible Senior Notes due 2013 (the “2013 notes” and, together with the 2011 notes, the “notes”) and the shares of common stock issuable upon conversion of the notes. You should read this supplement no. 4 in conjunction with the prospectus supplement and the prospectus. This supplement no. 4 is qualified by reference to the prospectus supplement and the prospectus, except to the extent that the information in this supplement no. 4 supersedes that information.

The information appearing under the heading “Selling Security Holders” in the prospectus supplement is hereby amended by the addition or substitution, as applicable, of the following:

	Principal Amount of 2011 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Attorneys Liability Assurance Society c/o Income Research & Management	$65,000.00	814.11	814.11
CIBC World Markets Corp (3)	$6,735,000.00	84,353.85	84,353.85
Cowen and Company LLC (3)	$375,000.00	4,696.76	4,696.76
Credit Suisse Securities (USA) LLC (3)	$400,000.00	5,009.88	5,009.88
City of Southfield Fire and Police Retirement System c/o Income Research & Management	$100,000.00	1,252.47	1,252.47
Commonwealth Professional Assurance Co c/o Income Research & Management	$280,000.00	3,506.92	3,506.92
Concord Hospital Employees’ Pension Fund c/o Income Research Management	$90,000.00	1,127.22	1,127.22
Concord Hospital Non Pension Fund c/o Income Research & Management	$115,000.00	1,440.34	1,440.34
Excellus Health Plan c/o Income Research & Management	$1,660,000.00	20,791.00	20,791.00
FXMC Limited (5)	$4,250,000.00	53,229.98	53,229.98
KBC Financial Products USA, Inc. (3)	$11,730,000.00	146,914.73	146,914.73
MAG Mutual Insurance Co. c/o Income Research & Management	$175,000.00	2,191.82	2,191.82
McMahan Securities Co., L.P. (3)	$1,000,000.00	24,424.70	12,524.70
MedAmerica Insurance Co Hartford Trust c/o Income Research & Management	$940,000.00	11,773.22	11,773.22
MedAmerica Insurance P.A. c/o Income Research & Management	$925,000.00	11,585.35	11,585.35
MedAmerica New York Insurance c/o Income Research & Management	$60,000.00	751.48	751.48
MIG Assurance Convertible Portfolio c/o Income Research & Management	$315,000.00	3,945.28	3,945.28
SRI Fund, L.P. (6)	$1,200,000.00	15,029.64	15,029.64
SuttonBrook Capital Portfolio LP (7)	$36,000,000.00	450,889.20	450,889.20
Tufts Associated Health Plans c/o Income Research & Management	$575,000.00	7,201.70	7,201.70
UBS Securities LLC (3)(8)	$26,130,000.00	731,840.60	327,270.41
UMass Memorial Health Care c/o Income Research & Management	$150,000.00	1,878.71	1,878.71
UMass Memorial Investment Partnership c/o Income Research & Management	$295,000.00	3,694.79	3,694.79
University of Massachusetts c/o Income Research & Management	$120,000.00	1,502.96	1,502.96

Total	$93,685,000.00	1,589,846.71	1,173,376.52

(1)	Assumes for each 1,000 in principal amount of the 2011 notes a maximum of 12.5247 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below. Assumes for each 1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5247 shares of our common stock per 1,000 principal amount at maturity of the 2011 notes. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes —Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2013 notes held by the selling security holder, which are referred to in the table below.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling securityholder is an affiliate of a broker-dealer.

(5)	Rupert Mathews is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(6)	Sid R. Bass is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(7)	John London and Steven Weinstein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(8)	This selling security holder also holds $6,789,000 of unrestricted 2011 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.

	Principal Amount of 2013 Notes Beneficially Owned and Offered Hereby	Number of Shares of Common Stock
Name		Beneficially Owned (1)	Offered Hereby (2)
Froley Revy Alternative Strategies	$95,000.00	1,195.23	1,195.23
FXMC Limited (5)	$4,900,000.00	61,648.86	61,648.86
McMahan Securities Co., L.P. (3)	$1,000,000.00	24,481.40	12,581.40
Old Lane GMA Master Fund LP (4)	$2,520,000.00	31,705.13	31,705.13
RCG Halifax Fund, Ltd	$500,000.00	6,290.70	6,290.70
SRI Fund, L.P. (6)	$4,525,000.00	56,930.84	56,930.84
SuttonBrook Capital Portfolio LP (7)	$80,000,000.00	1,006,512.00	1,006,512.00
UBS Securities LLC (3)(8)	$23,073,000.00	343,640.77	288,982.40

TOTAL	$116,613,000.00	1,532,404.93	1,465,846.56

__________________

(1)	Assumes for each 1,000 in principal amount of the 2013 notes a maximum of 12.5814 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Except as set forth below, excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above. Assumes for each 1,000 in principal amount of the Company’s Liquid Yield Option Notes due 2032 and Zero Coupon Convertible Notes due 2032 a maximum of 8.8601 shares of common stock could be issued upon conversion. This conversion rate is subject to adjustment, however, as described in the Company’s prospectus dated May 31, 2002 for the Liquid Yield Option Notes due 2032 (Registration No. 333-88834) and the Company’s prospectus dated April 6, 2005 for the Zero Coupon Convertible Notes due 2032 (Registration No. 333-123293).

(2)	Represents the maximum number of shares of our common stock issuable upon conversion of all of the holder’s notes, based on the initial conversion rate of 12.5814 shares of our common stock per 1,000 principal amount at maturity of the 2013 notes. This conversion rate is subject to adjustment, however, as described in the prospectus supplement under “Description of Notes—Adjustment to Conversion Rate.” As a result, the maximum number of shares of our common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes the shares of common stock underlying any 2011 notes held by the selling security holder, which are referred to in the table above.

(3)	The selling securityholder is a broker-dealer.

(4)	The selling security holder is an affiliate of a broker-dealer.

(5)	Rupert Mathews is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(6)	Sid R. Bass is the natural person who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(7)	John London and Steven Weinstein are the natural persons who may exercise voting power and investment control over this selling security holder’s notes and common stock issuable upon the conversion of the notes.

(8)	This selling security holder also holds $4,138,000 of unrestricted 2013 notes. Number of shares of common stock beneficially owned includes shares of common stock issuable upon conversion of such additional notes.

To the extent that any of the selling security holders identified above are broker-dealers, they may be deemed to be, under interpretations of the SEC, “underwriters” within the meaning of the Securities Act.

With respect to selling security holders that are affiliates of broker-dealers, based on information provided by the selling security holders, we believe that such entities acquired their notes or shares of common stock issuable upon conversion of the notes in the ordinary course of business and, at the time of the purchase of the notes or shares of common stock issuable upon conversion of the notes, such selling security holders had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute the notes or shares of common stock issuable upon conversion of the notes.

Based upon information provided by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. None of the selling security holders listed above owned 1% or more of our outstanding common stock either before or after this offering.

Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus supplement if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

See “RISK FACTORS” beginning on page S-4 of the prospectus supplement for information you should consider before buying any securities hereunder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this supplement is November 16, 2007.